Exhibit 99.1

Span-America Reports Third Quarter Fiscal 2016 Results

Earnings Per Share Up 6% to $0.34 Per Diluted Share

GREENVILLE, S.C.--(BUSINESS WIRE)--August 4, 2016--Span-America Medical Systems, Inc. (NASDAQ: SPAN) today reported its results for the third fiscal quarter ended July 2, 2016. Earnings per diluted share rose 6% to $0.34 in the third quarter of fiscal 2016 compared with $0.32 in the third quarter of fiscal 2015. Net income for the third quarter of fiscal 2016 was down 3% to $935,000 compared with $963,000 in the third quarter of fiscal 2015 due primarily to foreign currency losses in this year’s third quarter compared with gains in the same quarter last year. Net sales for the third quarter of fiscal 2016 were down 3% to $15.3 million compared with $15.8 million in the third quarter of fiscal 2015.

“Span-America’s earnings per diluted share for the third quarter rose 6% to $0.34 and benefited from fewer shares outstanding as a result of the stock repurchase we made near the end of fiscal 2015,” stated Jim Ferguson, president and chief executive officer of Span-America. “We also reported a solid 13% increase in operating profit due mostly to improved margins in our custom products segment. These improvements were partly offset by foreign exchange losses related to our operations in Canada due to the strengthening of the Canadian dollar since last year.

“Sales for the third quarter were mixed with higher sales of therapeutic support surfaces, our largest product line, offset by lower demand for medical beds. We also reported lower sales from our custom products segment due primarily to the loss of a large retail customer, as previously announced, offset partially by sales growth from a new customer for consumer bedding products. Our outlook for the fourth quarter is for sales and earnings to be similar to last year’s fourth quarter. We expect stronger sales in our medical segment to be partly offset by an expected decrease in consumer sales in our custom products segment. The expected decline in custom products sales is due to the loss of the large customer for consumer bedding products as previously announced.”

Third Quarter Results

Sales for the third quarter of fiscal 2016 were $15.3 million compared with $15.8 million in the third quarter of fiscal 2015. The decline in sales came primarily from our custom products segment and was due mostly to the loss of the large customer for our consumer products as previously reported. Sales in the custom products segment were down by 8% to $3.8 million in the third quarter of this year compared with $4.1 million in the third quarter last year. In the medical segment, sales decreased 1% to $11.5 million compared with $11.7 million in the third quarter last year. Total company operating income was up by 13% to $1.5 million in the third quarter this year compared with $1.3 million in the same quarter last year due to margin improvements in the custom products segment combined with solid sales growth from medical pressure management products. Net income for the third quarter of fiscal 2016 decreased by 3% to $935,000 compared with $963,000 in the third quarter of last year. The decrease in net income was due primarily to foreign currency exchange losses from our operations in Canada. Earnings per share increased 6% in the third quarter to $0.34 per diluted share compared with $0.32 per diluted share in the third quarter last year. The increase in earnings per share was the result of fewer shares outstanding due to stock repurchases near the end of fiscal year 2015.

Medical Segment – Total medical sales were $11.5 million in the third quarter of fiscal 2016, a 1% decrease compared with $11.7 million in the third quarter last year. The decline in medical sales was due to lower sales volumes of medical beds and in-room furnishing products made in Canada. Span-Canada sales were down 21% to $2.6 million in the third quarter of fiscal 2016 compared with $3.3 million in the same quarter last year due to a general weakness in demand for beds during the quarter. The reduced demand was due in part to a relatively high level of ownership changes among facilities in the U.S. long-term care market, which has caused some customers to delay capital purchases.

Sales of pressure management products were up by 7% to $8.9 million compared with $8.4 million in the third quarter last year. Sales of therapeutic support surfaces, our largest medical product line, increased by 8% to $6.3 million compared with $5.9 million in the third quarter last year. Sales of all other pressure management products as a group were up 4% at $2.6 million in the third quarter of fiscal 2016 compared with $2.5 million in the third quarter of fiscal 2015.

Custom Products Segment – Total custom products sales were down by 8% to $3.8 million in the third quarter of fiscal 2016 compared with $4.1 million in the third quarter of fiscal 2015. Consumer bedding sales make up the largest part of the custom products segment and were down by 12% to $2.8 million in the third quarter of fiscal 2016 compared with $3.1 million in the third quarter of fiscal 2015. The decrease in consumer sales was due primarily to the loss of the large customer referenced above and was partly offset by sales to a new retail customer that began in May 2016.

Sales from our industrial product lines, included within the custom products segment, rose 6% to $1.1 million in the third quarter of fiscal 2016 compared with $1.0 million in the same quarter last year. This was a near-record quarterly sales performance for our industrial business during the third quarter this year.

Earnings – Total gross profit rose 4% to $5.7 million compared with $5.4 million in the third quarter last year. The gross margin percentage increased to 36.8% compared with 34.4% in the same quarter last year. The increases in gross profit level and margin were the result of improved margins within our custom products business.

Selling and marketing expenses were down by 1% to $2.7 million in the third quarter of fiscal 2016, generally reflecting sales trends during the quarter. R&D expenses decreased by 2% to $277,000 due to normal quarter-to-quarter fluctuations in our product development costs in the medical segment. Administrative expenses increased by 6% to $1.2 million due primarily to higher incentive compensation and a building maintenance project.

Operating income rose 13% in the third quarter of fiscal 2016 to $1.5 million compared with $1.3 million in the same quarter last year due to improved margins in the custom products segment and sales growth from our medical pressure management product lines. Net income for the third quarter decreased by 3% to $935,000 compared with $963,000 in the third quarter last year. The decrease in net income was due primarily to foreign exchange losses from operations in Canada.

Earnings per diluted share rose 6% to $0.34 in the third quarter of fiscal 2016 compared with $0.32 in the third quarter of fiscal 2015. The increase in earnings per share benefited from fewer shares outstanding as a result of our stock repurchases near the end of fiscal year 2015.

Year-to-Date Results

For the first nine months of fiscal 2016, total sales rose 11% to $51.7 million compared with $46.6 million in fiscal 2015. The sales increase was due to higher custom products segment sales that came mostly from a seasonal promotion of consumer bedding products that took place in the first quarter of fiscal 2016.

In the custom products segment, sales for the first nine months of fiscal 2016 were up 62% to $17.8 million compared with $11.0 million in the first nine months of fiscal 2015. The growth was due entirely to higher sales of consumer bedding products. Consumer sales increased 85% in the first nine months of fiscal 2016 to $14.8 million compared with $8.0 million in the same period of fiscal 2015. The increase in consumer sales came primarily from a seasonal promotion of bedding products in the first quarter of fiscal 2016, along with new customer business that began in May 2016 and an increase in online sales. Sales of our industrial products, included in the custom products segment, were level at $2.9 million in the first nine months of fiscal 2016 and 2015.

Fiscal 2016 year-to-date sales in the medical segment decreased 5% to $33.9 million compared with $35.6 million for the same period in fiscal 2015. The decrease in medical sales came from our lines of medical beds and in-room furnishing products, which were down by 19% to $7.6 million compared with $9.3 million in the first nine months of fiscal 2015 due to relatively sluggish demand this year compared with last year. Sales within our pressure management product lines were level at $26.3 million during the first nine months of fiscal 2016 and 2015.

Operating income for the first nine months of fiscal 2016 rose 17% to $4.2 million compared with $3.6 million in the first nine months of fiscal 2015. The increase was the result of higher sales volumes and improved margins in the custom products segment and lower overall operating expenses.

Net non-operating income was down by 104% due to a loss of $12,000 in the first nine months of fiscal 2016 compared with income of $302,000 in the first nine months of fiscal 2015. The decline was due to foreign currency exchange losses as the Canadian dollar strengthened versus the U.S. dollar during the first nine months of fiscal 2016. In addition, the first nine months of fiscal 2015 included a $46,000 net gain on the sale of assets, which was not repeated in the first nine months of fiscal 2016.

Net income for the first nine months of fiscal 2016 rose by 5% to $2.8 million compared with $2.7 million in the same period of fiscal 2015. Earnings per share increased by 14% to $1.03 per diluted share in the first nine months of fiscal 2016 compared with $0.90 per diluted share during the same period last year. The increase in earnings for the first nine months of fiscal 2016 was primarily the result of strong sales growth and margin improvements within our custom products segment.

Future Outlook

“We expect total sales and earnings in the fourth quarter of fiscal 2016 to be similar to those of the fourth quarter of fiscal 2015. We believe medical sales will improve slightly over last year’s fourth quarter based on recent trends and current orders in house. Consumer sales are expected to be lower in the fourth quarter of fiscal 2016 compared with last year’s fourth quarter due to the loss of the large consumer account that we announced in April 2016,” concluded Ferguson.

Conference Call

The company will conduct a conference call at 10:00 a.m. ET on Friday, August 5, 2016, to review the company’s financial and operating results for the third fiscal quarter ended July 2, 2016. A live broadcast of the conference call will be available online at www.spanamerica.com under Investor Relations on the About Us tab. The online replay will follow immediately and continue for 30 days.

About Span-America Medical Systems, Inc.

Span-America manufactures and markets a comprehensive selection of pressure management products for the medical market, including Geo-Matt®, PressureGuard®, Geo-Mattress®, Custom Care®, Span+Aids®, Isch-Dish®, Risk Manager® and Selan® products. We also supply custom foam and packaging products to the consumer and industrial markets. Through our wholly-owned subsidiary Span Medical Products Canada Inc., we manufacture and market the M.C. Healthcare Products brands of Encore®, Advantage and Rexx beds as well as related in-room furnishing products for the long-term care market. Span-America’s stock is traded on The NASDAQ Global Market under the symbol “SPAN.” For more information, visit www.spanamerica.com and www.mchealthcare.com.

Forward-Looking Statements

We have made forward-looking statements in this release regarding, among other things, our expectations for future sales and earnings performance. We wish to caution the reader that these statements are only predictions. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will,” “intends,” “would,” “estimates,” “continues,” “may,” “believes,” “anticipates,” “should,” “optimistic,” and “expects,” and are based on the company’s current expectations or beliefs concerning future events that involve risks and uncertainties. Actual events or results may differ materially as a result of risks and uncertainties facing the company, including: (a) the inability to achieve anticipated sales growth in the medical segment, (b) the possibility that anticipated declines in sales of consumer bedding products could be greater than expected, (c) the possibility of a loss of a key customer or distributor for our products, (d) risks related to international operations and foreign currency exchange associated with our Canadian subsidiary, (e) the possibility of having material uncollectible receivables from one or more key customers or distributors, (f) the potential for volatile pricing conditions in the market for polyurethane foam, (g) raw material cost increases, (h) the possibility that some or all of our medical products could be determined to be subject to the 2.3% medical device excise tax imposed by the Affordable Care Act, (i) the potential for lost sales due to competition from low-cost foreign imports, (j) changes in relationships with large customers or key suppliers, (k) uncertainty about whether or not we will continue to be awarded one-time seasonal promotions with major retailers, which can have a large impact on annual revenues and earnings, (l) the impact of competitive products and pricing, (m) government reimbursement changes in the medical market, (n) FDA and Health Canada regulation of medical device manufacturing and (o) other risks referenced from time to time in our Securities and Exchange Commission filings. We disclaim any obligation to update publicly any forward-looking statement, whether as a result of new information, future events or otherwise. We are not responsible for changes made to this document by wire services or Internet services.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Statements of Income (Unaudited)

	Three Months Ended			Nine Months Ended
	July 2,	June 27,		July 2,	June 27,
	2016	2015	% Chg.	2016	2015	% Chg.

Net sales	$15,347,377	$15,813,474	-3%	$51,652,188	$46,567,766	11%
Cost of goods sold	9,693,582	10,372,903	-7%	35,324,256	30,696,346	15%
Gross profit	5,653,795	5,440,571	4%	16,327,932	15,871,420	3%
	36.8%	34.4%		31.6%	34.1%

Selling and marketing expenses	2,697,970	2,717,470	-1%	7,844,102	8,090,610	-3%
Research and development expenses	276,553	281,798	-2%	845,717	877,726	-4%
General and administrative expenses	1,193,092	1,123,101	6%	3,435,288	3,316,021	4%
	4,167,615	4,122,369	1%	12,125,107	12,284,357	-1%

Operating income	1,486,180	1,318,202	13%	4,202,825	3,587,063	17%
	9.7%	8.3%		8.1%	7.7%
Non-operating income (expense):
Foreign currency (loss) gain	(67,025)	65,154	-203%	410	263,103	-100%
Interest expense	-	-	n/a	(5,144)	(6,285)	18%
Other	64	(821)	108%	(7,371)	45,417	-116%
Net non-operating income (expense)	(66,961)	64,333	-204%	(12,105)	302,235	-104%

Income before income taxes	1,419,219	1,382,535	3%	4,190,720	3,889,298	8%

Income taxes	484,000	420,000	15%	1,355,000	1,183,000	15%
Net income	$935,219	$962,535	-3%	$2,835,720	$2,706,298	5%
	6.1%	6.1%		5.5%	5.8%

Net income per common share:
Basic	$0.34	$0.32	6%	$1.04	$0.91	14%
Diluted	0.34	0.32	6%	1.03	0.90	14%

Dividends per common share (1)	$0.16	$0.15	7%	$0.48	$1.45	-67%

Weighted average shares outstanding:
Basic	2,734,468	2,991,192	-9%	2,729,743	2,976,994	-8%
Diluted	2,758,503	3,017,536	-9%	2,755,161	3,006,430	-8%

Supplemental data:
Depreciation expense	$231,945	$222,848	4%	$659,634	$646,336	2%
Amortization expense	83,653	88,616	-6%	242,387	271,208	-11%

(1) Dividends per common share for the nine months ended June 27, 2015 include a special dividend of $1.00 per share paid on January 7, 2015.

SPAN-AMERICA MEDICAL SYSTEMS, INC.
Consolidated Balance Sheets

	July 2,	Oct. 3,
	2016	2015
	(Unaudited)	(Note)

Assets
Current assets:
Cash and cash equivalents	$3,231,435	$1,224,026
Accounts receivable, net of allowances	5,926,248	7,813,773
Inventories	8,108,632	8,746,039
Deferred income taxes	351,000	351,452
Prepaid expenses	975,408	411,528
Total current assets	18,592,723	18,546,818

Property and equipment, net	4,272,230	4,536,104
Goodwill	3,968,841	3,930,282
Intangibles, net	2,064,138	2,214,762
Other assets	2,745,968	2,953,656
	$31,643,900	$32,181,622

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$2,318,840	$4,035,333
Accrued and sundry liabilities	2,680,649	3,120,111
Total current liabilities	4,999,489	7,155,444

Deferred income taxes	349,969	348,479
Deferred compensation	311,282	375,939
Total long-term liabilities	661,251	724,418

Total liabilities	5,660,740	7,879,862

Shareholders' equity:
Common stock, no par value, 20,000,000 shares authorized; issued and outstanding shares 2,734,468 at July 2, 2016 and 2,737,468 at Oct. 3, 2015	169,380	-
Additional paid-in capital	-	-
Retained earnings	28,163,034	26,848,299
Accumulated other comprehensive loss	(2,349,254)	(2,546,539)
Total shareholders' equity	25,983,160	24,301,760

	$31,643,900	$32,181,622

Note: The Balance Sheet at October 3, 2015 has been derived from the audited financial statements at that date.

CONTACT:
Span-America Medical Systems, Inc.
Jim Ferguson, 864-288-8877, ext. 6912
President and Chief Executive Officer